Exhibit 10.18

Form Cloud Mining Service Agreement

BitFuFu Cloud Mining Service Agreement (hereinafter referred to as “this Agreement”) is related to rights and obligations established by users and Ethereal Tech Pte. Ltd. or its designated related parties on BitFuFu website(https://www.bitfufu.com) or APP (hereinafter referred to as the “Official Website”) regarding BitFuFu’s cloud mining services. This agreement has contractual effect. For cloud mining services of Ethereal Tech Pte. Ltd. By making Order for and/or using the cloud mining services, the user accepts and agrees to all terms and conditions of this Agreement. BitFuFu reserves the right to modify the terms of this Agreement and users can check the latest agreement at any time. The amended agreement shall take effect immediately upon publication (unless otherwise specified) and replace the original agreement. If users continue to use BitFuFu services after the release of this Agreement and its modification, it means that you accept and agree to the modification. After such modification, if you do not agree to the latest agreement, you shall give up the order and stop using the services provided by BitFuFu. If you continue to use the services provided by BitFuFu, you will be deemed to have accepted and agreed to the latest agreement.

User and BitFuFu shall be collectively referred to herein as the “Parties” and individually as a “Party”.

Article 1 Product & Service

1.1	The service herein refers to the cloud mining services (hereinafter referred to as the “Service”) provided by BitFuFu, which are displayed or specially customized for users on the Official Website. The details of the Service shall be subject to the specific Order.

Article 2 Obligations of the Parties

2.1 Obligations of User

1) User shall read carefully and comply with the User Agreement and Privacy Policy (if any) published on the Official Website and provide legal, true, accurate and complete personal/company information for registration purpose;

2) User shall decide the mining pool to which will connect the hash rate purchased from BitFuFu. Once a certain mining pool is selected by you, you declares that you have read and accepted the service agreement of the mining pool. To the fullest extent permitted by law, BitFuFu disclaims any and all liabilities for any loss or damage arising out of, or in connection with, the use of or inability to use the services to be provided by the mining pool.

3) User shall provide legal, true, accurate and complete personal/company data and information (“Registration Information”) for the purpose of registering an account on the Official Website and using the services provided on the Official Website. User shall update any change in the Registration Information in a timely manner. In the event that the registration information provided by User is illegal, untrue, inaccurate and incomplete or User fails to update the Registration Information in a timely manner, User shall bear full responsibilities and consequences for any losses or costs incurred by User or BitFuFu thereby, and BitFuFu reserves the right to terminate the Service herein;

4) User shall pay fees (“Cloud Mining Service Fees”) pursuant to this Agreement and Order. If User fails to pay any fees as provided herein, BitFuFu is entitled to delay delivery of the Service, suspend, or terminate the Service and any losses incurred thereby shall be borne by User.

2.2 Obligations of BitFuFu

1) BitFuFu shall provide the Service to User pursuant to this Agreement and Order.

2) BitFuFu shall display operation status and outputs of the Service in the account registered by User.

Article 3 Quality Assurance

3.1 Normal Service Standard means that the daily average executed hash rate shall be no less than 95% of the declared hash rate in Order during the whole service period. The calculation of daily average executed hash rate shall be subject to the confirm of BitFuFu.

3.2 If the service is interrupted due to Force Majeure or reasons not attributable to BitFuFu (including but not limited to power limits in the place where the cloud computing server is operated, equipment maintenance, etc.), BitFuFu shall timely notify User thereof. If the delay makes BitFuFu unable to provide the Service at the Normal Service Standard (the “Normal Service”) for no more than 30 days, BitFuFu may compensate User by extending the service period until the Service Period stipulated in the Execution Order is satisfied. If the delay makes User unable to provide Normal Service for more than 30 days, User shall have the right to choose: (a) extend the Service Period accordingly; or (b) apply to BitFuFu for being refunded the unexecuted Cloud Mining Service Fees, and BitFuFu has the final right to interpret the calculation of the unexecuted Cloud Mining Service Fees.

Article 4 Price and Payment

4.1 The price for the Service (“Service Fee”) shall be subject to the price published on the Official Website or otherwise agreed in the Order. Unless otherwise agreed in this agreement, the price under this agreement is in US Dollars.

4.2 The amount and terms of hash rate shall be subject to the Order.

4.2 The Service Period shall be subject to the Order, or as adjusted in accordance with Article 3.2 hereof.

Article 5 Delivery and Return of Service

5.1 The Service under this Agreement shall be provided by BitFuFu.

5.2 Upon execution of this Agreement and completion of payment by User, BitFuFu shall deliver the Service to User within 24 hours or within the time otherwise agreed by both parties.

5.3 If the Service Period as agreed in a Order and the Order expires and the parties have not reached an agreement for renewal, BitFuFu will stop providing the Service to User upon expiry of the Order.

Article 6 Default & Liability

6.1 In the event that either Party breaches this Agreement, the defaulting party shall liable for breach of contract pursuant to applicable laws.

6.2 In light of the particularity of the internet and cloud computing servers, apart from Force Majeure and accidents, the following situations shall not be deemed as BitFuFu’s default:

1) any service interruption cause by BitFuFu performing server configuration and maintenance;

2) any service interruption caused by power limitation, equipment repair, etc.

6.3 BitFuFu provides cloud computing services in accordance with this Agreement, and shall not be liable for any revenue, interest or loss of profit that may result from the cloud mining services.

6.4 BitFuFu’s liability for breach of this Agreement shall be separately determined by both parties through negotiation.

Article 7 Termination

7.2 BitFuFu may unilaterally terminate this Agreement and cease to provide the Service under any of the following circumstances, without assuming any liability for breach of contract and compensation:

1) User’s use of Service violates the laws and regulations of the user’s country

2) User fails to pay in full or in part the Cloud Mining Service Fees pursuant to this Agreement;

If BitFuFu suffers any loss due to the above circumstances, User shall compensate BitFuFu for all such losses.

7.3 The expiration or early termination of this Agreement shall not affect the rights and obligations of the parties accrued under this Agreement before the date of expiration or early termination.

Article 8 Dispute Settlement

8.1 The formation, validity, performance, interpretation and dispute settlement of this Agreement shall be governed by the laws of Singapore (excluding conflict of laws).

8.2 Any dispute, controversy or claim (the “Dispute”) arising out of or relating to this Agreement, or its breach, termination or validity, shall be resolved by the parties through friendly consultation. If the parties fail to reach a settlement through consultation, either party may submit the Dispute to the Singapore International Arbitration Centre for arbitration. The verdit made by SIAC shall be final and binding upon both parties.

Article 9 Force Majeure and Accidents

9.1 If any party fails to perform this Agreement due to Force Majeure, its liabilities for nonperformance can be exempted in part or in whole in light of the effects of the Force Majeure, unless otherwise provided for by law. Each party shall notify the other party in writing within 5 days upon the occurrence of the Force Majeure if it is unable to perform or needs to delay performing this Agreement due to Force Majeure and shall provide certification within 20 days upon the occurrence of the Force Majeure. If a Force Majeure occurs after the affected party’s delays in performance of obligation, such affected party shall not be exempted from any liabilities of breach of contract.

9.2 The party affected by Force Majeure shall take all necessary measures to mitigate losses and to resume the performance of this Agreement after the Force Majeure is over (unless the performance of this Agreement is impossible or the purpose of this Agreement cannot be achieved due to Force Majeure). If it is determined that this Agreement will not be further performed, BitFuFu shall refund to User the difference between the Cloud Mining Service Fees paid and the Cloud Mining Service Fees actually incurred.

9.3 The “Force Majeure” in this clause means unforeseeable, unavoidable, or insurmountable events, including (a) natural disasters such as flood, volcano eruption, earthquake, landslide, fire, storm and inclement weather etc (b) social abnormalities such as war, strike, riots etc (c) government behaviors such as government intervention, restriction and prohibition, and (d) hacker, virus, internet service interruption etc.

Article 10 Confidentiality

10.1 “Confidential Information” mean any and all data, product information, personal private information, business secrets, financial information, technical information, correspondences, notes, compilations, research results and any other information disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with the performance of this Agreement or disclosed or provided to the Receiving Party during the execution and performance of this Agreement, regardless of whether the aforesaid information is disclosed orally or in writing, in machine readable form or by any other means. Both parties shall keep the Confidential Information strictly confidential and use the same only for the purpose of this Agreement.

10.2 Each Usergrees to disclose the Confidential Information only to its officers, employees, consultants and other representatives (hereinafter “Representative”) who need access to the Confidential Information for the purpose of this Agreement and to require the Representatives to keep in strict confidence any Confidential Information obtained from the Disclosing Usernd/or its officers, employees and Representatives, and not to use, disclose or allow any third party to have access to such Confidential Information for any purpose, except as may be necessary for the performance of any obligation hereunder or permitted by the Disclosing Party.

10.3 Upon termination of this Agreement or upon the request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Userll documents containing the Confidential Information (including originals, copies in any form or any Confidential Information changed in any form) or destroy the Confidential Information, as requested by the Disclosing Party.

10.4 BitFuFu hereby acknowledges and agrees that if User discloses the Confidential Information in accordance with relevant laws and regulations or the requirements of regulatory authorities or discloses the Confidential Information to its affiliates, shareholders, employees, senior management, directors, agents, consultants and other persons on a need-to-know basis, such disclosure shall not constitute breach of the confidentiality hereunder.

10.5 The confidentiality obligations under this Article shall terminate [3 years] upon the expiry of this Agreement, and shall not be void due to the change, rescission, termination and invalidity of this Agreement.

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